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                                  EXHIBIT 16.1

                                [KPMG Letterhead]


One Arizona Center
400 E. Van Buren Street
Suite 1100
Phoenix, AZ 85004

March 15, 2000

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for HealthStar Corp. and, under the date of May 28, 1999, we reported on the consolidated financial statements of HealthStar Corp. and subsidiaries as of March 31, 1999 and for the years ended March 31, 1999 and 1998. On March 9, 2000, we resigned. We have read HealthStar Corp.'s statements included under Item 4 of its Form 8-K dated March 15, 2000 and we agree with such statements, except that we are not in a position to agree or disagree with the statements in Paragraphs 4(a)(1)(iii)and 4(a)(2).


Very truly yours,



/s/ KPMG LLP